Exhibit 10.13

Supplier Agreement

This Supplier Agreement (this “Agreement”) is made effective as of June 28, 2024, between LQR House Inc. (or SWOL Tequila), of 6800 Indian Creek Dr #101, Miami, Florida 33141 (“Supplier”), and Of The Earth Distribution Corp., of 3-119 West Creek Drive, Vaughan, Ontario L4L9N6 Canada (“Customer”).

1. ITEMS PURCHASED. Supplier agrees to sell, and Customer agrees to buy, the following products (the “Goods”) in accordance with the terms and conditions of this Agreement:

Description	Quantity	Unit Price	Total Price
SWOL Tequilla	200,000	$10.00	$2,000,000.00
TOTAL:			$2,000,000.00

The customer shall be given the exclusive right to distribute and sell the Goods within the following Provinces within Canada (Quebec, Ontario, Prince Edward Island, Nova Scotia, Newfoundland, and New Brunswick).

The customer shall have the right to purchase less than the quantity of 200,000 noted above. The quantity of 200,000 is strictly in reference to the amount required to be purchased by the Customer over the course of 1 year in order to extend this agreement. For greater certainty, the Customer may elect to purchase any quantity it chooses and has not committed to purchasing a quantity of 200,000. The duration of this agreement is 5 years.

2. TITLE/RISK OF LOSS. Title to and risk of loss of goods shall pass to the customer upon delivery F.O.B. at the supplier’s plant to an agent of the customer including a common carrier, notwithstanding any prepayment or allowance of freight by the supplier.

3. PAYMENT. Payment shall be made to SWOL Tequila, _______________________, ______________________.

Of The Earth Distribution Corp. agrees to pay SWOL Tequila as follows:

30 days after delivery

If any invoice is not paid when due, interest will be added to and payable on all overdue amounts at 20 percent per year, or the maximum percentage allowed under applicable laws, whichever is less. Of The Earth Distribution Corp. shall pay all costs of collection, including without limitation, reasonable attorney fees.

In addition to any other right or remedy provided by law, if Of The Earth Distribution Corp. fails to pay for the Goods when due, SWOL Tequila has the option to treat such failure to pay as a material breach of this Agreement, and may cancel this Agreement and/or seek legal remedies.

As long as each year we have 50% growth contract will remain in place

4. DELIVERY. Time is of the essence in the performance of this Agreement. Delivery will be made 90 days following the first formal PO.

Once the PO is placed we will produce and will have it ready for pickup in Mexico

5. PAYMENT OF TAXES. Customer agrees to pay all taxes, except export taxes and fees when leaving Mexico which is the sole responsibility of the Supplier, of every description, federal, state, and municipal, that arise as a result of this sale, excluding income taxes.

6. WARRANTIES. SWOL Tequila warrants that the Goods shall be free of substantive defects in material and workmanship.

SWOL TEQUILA SHALL IN NO EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE, EVEN IF SWOL TEQUILA HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SWOL TEQUILA IS LIABLE FOR THE SAFE TRANSPORT OF THE GOODS; IF THE GOODS DO NOT ARRIVE IN SATISFACTORY CONDITION, AS DETERMINED BY THE CUSTOMER, THEN SWOL TEQUILA IS LIABLE FOR THE REPLACEMENT OF THE DAMAGED GOODS AND ALL SHIPPING COSTS INCURRED INCLUDING ALL TAXES, TARIFFS, LEVIES, SHIPPING FEES, AND ALL OTHER FEES.

7. INSPECTION. The Customer, upon receiving possession of the Goods, shall have a reasonable opportunity to inspect the Goods to determine if the Goods conform to the requirements of this Agreement. If the Customer, in good faith, determines that all or a portion of the Goods are non-conforming, the Customer may return the Goods to the Supplier at the Supplier’s expense; this includes all taxes, tariffs, levies, shipping fees, and all other fees. The Customer must provide written notice to the Supplier of the reason for rejecting the Goods. The Supplier will have Need to be notified in 5 days from the return of the Goods to remedy such defects under the terms of this Agreement.

8. DEFAULT. The occurrence of any of the following shall constitute a material default under this Agreement:

a. The failure to make a required payment when due.

b. The insolvency or bankruptcy of either party.

c. The subjection of any of either party’s property to any levy, seizure, general assignment for the benefit of creditors, application or sale for or by any creditor or government agency.

d. The failure to make available or deliver the Goods in the time and manner provided for in this Agreement.

9. REMEDIES ON DEFAULT. In addition to any and all other rights available according to law, if either party defaults by failing to substantially perform any material provision, term or condition of this Agreement (including without limitation the failure to make a monetary payment when due), the other party may elect to cancel this Agreement if the default is not cured within 10 days after providing written notice to the defaulting party. The notice shall describe with sufficient detail the nature of the default.

10. ARBITRATION. Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then-current Commercial Arbitration Rules of the American Arbitration Association. The parties shall select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the two arbitrators in turn shall select a third arbitrator, all three of whom shall preside jointly over the matter. The arbitration shall take place at a location that is reasonably centrally located between the parties, or otherwise mutually agreed upon by the parties.

All documents, materials, and information in the possession of each party that are in any way relevant to the dispute shall be made available to the other party for review and copying no later than 30 days after the notice of arbitration is served.

The arbitrator(s) shall not have the authority to modify any provision of this Agreement or to award punitive damages. The arbitrator(s) shall have the power to issue mandatory orders and restraint orders in connection with the arbitration. The decision rendered by the arbitrator(s) shall be final and binding on the parties, and judgment may be entered in conformity with the decision in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law. During the continuance of any arbitration proceeding, the parties shall continue to perform their respective obligations under this Agreement.

11. CONFIDENTIALITY. Both parties acknowledge that during the course of this Agreement, each may obtain confidential information regarding the other party’s business. Both parties agree to treat all such information and the terms of this Agreement as confidential and to take all reasonable precautions against disclosure of such information to unauthorized third parties during and after the term of this Agreement. Upon request by an owner, all documents relating to the confidential information will be returned to such owner.

12. NOTICES. Any notice or communication required or permitted under this Agreement shall be sufficiently given if delivered in person or by certified mail, return receipt requested, to the addresses listed above or to such other address as one party may have furnished to the other in writing. The notice shall be deemed received when delivered or signed for, or on the third day after mailing if not signed for.

13. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties regarding the subject matter of this Agreement, and there are no other promises or conditions in any other agreement whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties.

14. AMENDMENT. This Agreement may be modified or amended if the amendment is made in writing and signed by both parties.

15. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid and enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

16. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party’s right to subsequently enforce and compel strict compliance with every provision of this Agreement.

17. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Florida.

18. SIGNATURES. This Agreement shall be signed by Jason Pucci, CEO on behalf of Of The Earth Distribution Corp. and by Sean Dollinger, CEO on behalf of SWOL Tequila.

Customer:

Of The Earth Distribution Corp.

By:	/s/ Jason Pucci
Jason Pucci
	CEO	Date:	June 28th, 2024

Supplier:
SWOL Tequila

By:	/s/ Sean Dollinger	Date:	June 28, 2024
Sean Dollinger
CEO

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